As filed with the Securities and Exchange Commission on April 10, 2019
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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SOCKET MOBILE, INC.
(Exact name of Registrant as specified in its charter)
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DELAWARE	94-3155066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
39700 Eureka Drive Newark, CA 94560
(Address of principal executive offices)
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2004 EQUITY INCENTIVE PLAN
(Full title of the plans)
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David W. Dunlap Chief Financial Officer Socket Mobile, Inc 39700 Eureka Drive Newark, CA 94560
(Name and address of agent for service)
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(510) 933-3000
(Telephone number, including area code, of agent for service)
____________________
Copy to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b 2 of the Exchange Act.
Large accelerated filer / / Accelerated filer / /
Non-accelerated filer / / (Do not check if a smaller reporting company) Smaller reporting company / X /

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share (3)	515,769 shares	$2.01	$1,036,696	$125.65

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2004 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating registration fee. In accordance with Rules 457(c) and 457(h), the computation uses $2.01 per share price, based on the average of the high and low sale prices for the Common Stock of Socket Mobile, Inc. reported by the Nasdaq Capital Market on April 4, 2019.

(3)	Shares of Common Stock of Socket Mobile, Inc. to be registered under the 2004 Equity Incentive Plan.

SOCKET MOBILE, INC.

REGISTRATION STATEMENT ON FORM S-8

Explanatory Statement

All of the 515,769 shares of Common Stock of Socket Mobile, Inc. (the “Registrant”) under this Registration Statement are to be registered under the 2004 Equity Incentive Plan, as amended. Such shares were added to the Plan as a result of an automatic annual increase pursuant to the terms of the Plan. The contents of the Registration Statement on Form S-8 (No. 333-123396) filed by the Registrant with the Securities and Exchange Commission on March 17, 2005 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission on March 28, 2019.

(b)    The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 18, 2019 and February 13, 2019, respectively.

(c)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 11, 1995 and as amended on Form 8-A/A filed with the Securities and Exchange Commission on June 15, 1995, registering such shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 and Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors, officers and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Specimen Common Stock Certificate of the Registrant
4.2(2)	2004 Equity Incentive Plan as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see page 4).

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(1) Incorporated by reference to the exhibits filed with the Registrant’s Registration Statement on Form 8-A filed on April 11, 1995.

(2) Incorporated by reference to the Registrant's Definitive Proxy Statement filed with the Securities and Exchange Commission on March 28, 2019.

Item 9. Undertakings.

(a)                The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 10th day of April 2019.

SOCKET MOBILE, INC.

/s/ David W. Dunlap
David W. Dunlap
Chief Financial Officer and Vice President of Finance and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kevin J. Mills and David W. Dunlap, and each one of them individually, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. Mills Kevin J. Mills	President and Chief Executive Officer (Principal Executive Officer) and Director	April 10, 2019

/s/ David W. Dunlap David W. Dunlap	Chief Financial Officer, Vice President of Finance and Administration (Principal Financial and Accounting Officer), and Director	April 10, 2019

/s/ Charlie Bass Charlie Bass	Chairman of the Board	April 10, 2019

/s/ Nelson C. Chan Nelson C. Chan	Director	April 10, 2019

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/s/ Brenton Earl MacDonald Brenton Earl MacDonald	Director	April 10, 2019

/s/ William L. Parnell, Jr. William L. Parnell, Jr.	Director	April 10, 2019

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

SOCKET MOBILE, INC.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	Specimen Common Stock Certificate of the Registrant
4.2(2)	2004 Equity Incentive Plan as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see page 4).

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(1) Incorporated by reference to the exhibits filed with the Registrant’s Registration Statement on Form 8-A filed on April 11, 1995.

(2) Incorporated by reference to the Registrant's Definitive Proxy Statement filed with the Securities and Exchange Commission on March 28, 2019.

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